ENHANCED INCOME BENEFIT ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supplements the section of the Contract entitled "Annuity Provisions".



INCOME BENEFIT: The income benefit guarantees that the Contract Owner may annuitize the Contract as of any Contract Anniversary, beginning with the 7th Contract Anniversary, with a payout to be determined by the greater of 1 or 2.

1.   Current payout rates applied to the current Adjusted Contract Value.

2.   Guaranteed  payout rates applied to the  Guaranteed  Minimum Income Benefit
     (GMIB).



The GMIB is equal to the greater of A or B.

A.   5%-Annual-Increase Amount.

     On the Issue Date the 5%-Annual-Increase amount is set equal to the initial Purchase Payment.

     On  every   Valuation   Date  other  than  a   Contract   Anniversary   the
     5%-Annual-Increase amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Reduced by the percentage of any Contract Value withdrawn, including any Contingent Deferred Sales Charge.

2)   Increased by any additional Purchase Payments.


     On every Contract Anniversary the 5%-Annual-Increase amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Increased by a multiple of 1.05 if the Contract Owner's attained age is less than 81.

2) Reduced by the percentage of any Contract Value withdrawn, including any Contingent Deferred Sales Charge.

3)   Increased by any additional Purchase Payments.



B. The greatest Anniversary Value. The Anniversary Value is equal to the Contract Value on a Contract Anniversary, reduced by the percentage of any Contract Value withdrawn, including any Contingent Deferred Sales Charge, since that Contract Anniversary. Contract Anniversaries occurring on or after the Contract Owner's 81st birthday or date of death will not be taken into consideration in determining this benefit.

     The GMIB is effective only when the Contract is annuitized within 30 days following a Contract Anniversary.

     If Joint Owners are named, the Age of the oldest Contract Owner will be used to determine the GMIB. If a non-natural person owns the Contract, then Contract Owner shall mean Annuitant.




                 Allianz Life Insurance Company of North America

     /s/ MICHAEL T. WESTERMEYER              /s/ LOWELL C. ANDERSON
     ----------------------------      -----------------------------------------
     Vice President and Secretary      Chairman of the Board, President, and CEO